Exhibit 99.1

PRINCETON BANCORP, INC.

THE BANK OF PRINCETON

FOR IMMEDIATE RELEASE

PRINCETON BANCORP, INC. AND NOAH BANK ANNOUNCE

COMPLETION OF ACQUISITION

PRINCETON, NJ, May 19, 2023 – Princeton Bancorp, Inc. (the “Company”) (NASDAQ – BPRN), the holding company for The Bank of Princeton (“TBOP”), and Noah Bank (“Noah”) jointly announced today the completion of the merger of TBOP and Noah as of May 19, 2023. The parties previously announced the execution of an agreement and plan of merger on October 19, 2022. Under the agreement, Noah merged with and into TBOP with TBOP surviving the merger under TBOP’s charter and bylaws.

TBOP now operates 30 banking offices with 22 branches in New Jersey, including three in Princeton and others in Bordentown, Browns Mills, Chesterfield, Cream Ridge, Deptford, Fort Lee, Hamilton, Lambertville, Lawrenceville, Lakewood, Monroe, New Brunswick, Palisades Park Pennington, Princeton Junction, Quakerbridge and Sicklerville; five branches in the Philadelphia, Pennsylvania area, and three in the New York metropolitan area. With the addition of Noah, the Company is projected to have assets of approximately $1.8 billion.

The Company’s President and CEO, Edward Dietzler, said, “We are pleased to start the first half of 2023 by welcoming the customers and employees of Noah Bank to The Bank of Princeton. The Bank of Princeton’s relationship-based, community focused culture aligns well with Noah Bank’s mission and values. The contiguous combination of Noah Bank’s northern New Jersey and New York branches with our 24 branch network and strong New York City lending platform strengthens our position to create value for customers and communities in the Philadelphia to New York City corridor.”

Upon completion of the acquisition of Noah, the former Noah shareholders became entitled to receive $6.00 in cash for each outstanding share of Noah common stock, resulting in a total transaction value for the Noah transaction of approximately $25.4 million. Effective as of the completion of the Noah transaction, certain members of the Noah board of directors were appointed to a TBOP advisory board for Noah’s market area. Hyunjun An, Noah’s Acting President and Chief Financial Officer, joined the TBOP team as a Senior Vice President.

About the Company and TBOP

The Company was formed in 2022 and is the holding company for TBOP. TBOP is a community bank founded in 2007. TBOP is a New Jersey state-chartered commercial bank with 22 branches in New Jersey, including three in Princeton and others in Bordentown, Browns Mills, Chesterfield, Cream Ridge, Deptford, Fort Lee, Hamilton, Lambertville, Lawrenceville, Lakewood, Monroe, New Brunswick, Palisades Park Pennington, Princeton Junction, Quakerbridge and Sicklerville. There are also five branches in the Philadelphia, Pennsylvania area and three in the New York metropolitan area. TBOP is a member of the Federal Deposit Insurance Corporation (“FDIC”).

Cautionary Note Regarding Forward-Looking Statements

This communication contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words and phrases such as “going forward,” “looking forward,” “anticipate,” “expect,” “intend,” “believe,” “may,” “likely,” “will” or other statements that indicate future periods. Such forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels, higher interest rates and general economic and recessionary concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, our ability to manage liquidity in a rapidly changing and unpredictable market, supply chain disruptions, labor shortages and additional interest rate increases by the Federal Reserve. Other factors that could cause actual results to differ materially from those indicated by forward-looking statements include, but are not limited to, the following factors: the impact of any future pandemics or other natural disasters; civil unrest, rioting, acts or threats of terrorism, or actions taken by the local, state and Federal governments in response to such events, which could impact business and economic conditions in our market area, the strength of the United States economy in general and the strength of the local economies in which the Company and TBOP conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; market volatility; the value of TBOP’s products and services as perceived by actual and prospective customers, including the features, pricing and quality compared to competitors’ products and services; the willingness of customers to substitute competitors’ products and services for TBOP’s products and services; credit risk associated with TBOP’s lending activities; risks relating to the real estate market and TBOP’s real estate collateral; the impact of changes in applicable laws and regulations and requirements arising out of our supervision by banking regulators; other regulatory requirements applicable to the Company and TBOP; and the timing and nature of the regulatory response to any applications filed by the Company and TBOP; technological changes; acquisitions including the Company’s acquisition of Noah; difficulties and delays in integrating the businesses of Noah and TBOP or fully realizing cost savings and other benefits; changes in consumer spending and saving habits; those risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 under the heading “Risk Factors,” and the success of the Company at managing the risks involved in the foregoing. The inclusion of this forward-looking information should not be construed as a representation by the Company, TBOP or any person that future events, plans, or expectations contemplated by the Company or TBOP will be achieved. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

For The Bank of Princeton and Princeton Bancorp, Inc.:

Edward J. Dietzler, President and CEO

Phone: (609) 454-0717